Exhibit 3.1

MC-234966 Certificate Of Incorporation I, MELANIE E. RIVERS-WOODS Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by China New Borun Corporation an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 21st day of December Two Thousand Nine Given under my hand and Seal at George Town in the Island of Grand Cayman this 21st day of December Two Thousand Nine Assistant Registrar of Companies, Cayman Islands. REGISTRAR OF COMPANIES EXEMPTED CAYMAN ISLANDS